Exhibit 10.5

July 26, 2021

David Perri

[Address]

Re: Separation Agreement

Dear David:

The purpose of this letter agreement (this “Agreement”) is to set forth the terms of your separation from Butterfly Network, Inc. (“Company”). The Separation Benefits described below are contingent on your agreement to and compliance with the terms of this Agreement.  This Agreement shall become effective on the Effective Date (as defined below in Section 16).

1.

Separation of Employment.  Provided you assist in the transition of your duties from the date of this letter through June 30, 2021 (to Company’s satisfaction), your employment with Company and Insperity PEO Services, L.P. (“Insperity”) will end effective at the close of business on June 30, 2021 (the “Separation Date”).  If you do not assist in the transition of your duties to Company’s satisfaction, Company may terminate your employment prior to June 30, 2021, which date will become the Separation Date.  From and after the Separation Date, you will not represent yourself as an employee or agent of Company or Insperity.  As of the Separation Date, you shall have been deemed to have resigned from each and every office, position or responsibility in which you served for Company and each of its affiliates, subsidiaries or divisions.

2.	Company Equity. You were granted options (each, an “Option”) to purchase shares of Company’s common stock pursuant to the terms of the following three option agreements:

●	Option No. 537-NQO Stock Option Grant Notice and Stock Option Agreement, dated April 23, 2020 (the “537-NQO Award”);
●	Option No. 537-ISO Stock Option Grant Notice and Stock Option Agreement, dated April 23, 2020 (the “537-ISO Award”); and
●	Option No. 588 Stock Option Grant Notice and Stock Option Agreement, dated December 17, 2020 (the “588 Award”).

Each of the forgoing Options is subject to the terms of Company’s 2012 Employee, Director and Consultant Equity Incentive Plan (the “Plan”).  Subject to Section 5 and assuming you remain employed through June 30, 2021, as of the Separation Date, you acknowledge and agree that the table below sets forth a complete and accurate list of Options as of the Separation Date:

Issuing Company	Grant Number	Grant Date	# of Shares Granted	# of Shares Exercised	# of Shares Vested	Type of Option
Butterfly Network, Inc.	537-ISO	4/23/2020	46,723	13,625	974	Time-Based
Butterfly Network, Inc.	537-NQO	4/23/2020	472,426	137,792	4,395	Time-Based
Butterfly Network, Inc.	588	12/17/2020	519,150	0	0	Time-Based

You acknowledge and agree that as of the Separation Date, there are 30,939 unvested options under the 537-ISO Award, 312,813 unvested options under 537-NSO Award and you are not vested in any of the shares under the 588 Award, and, subject to Section 5, all unvested options subject to these awards will be forfeited as of the Separation Date.

3.

Separation Benefits.  In consideration for you (i) signing and returning this Agreement within twenty-one (21) days of receipt and not revoking this Agreement during the seven (7) day  revocation period after it is signed and returned; (ii) complying with the terms of this Agreement; (iii) waiving all of your claims (except as provided in this Agreement) and releasing the Company as further described below in this Agreement; and (iv) waiving and releasing any rights or entitlements to severance or similar post-termination payments or benefits, other than those provided in this Agreement, Butterfly will provide you with the following benefits:

(a)

The Company will pay you an amount equal to six (6) months of your current base salary ($210,000), less applicable withholdings and other deductions. The payment will be made in one lump sum following the expiration of the seven (7) day revocation period. You acknowledge that the Company has the sole obligation to pay the amounts due under this Sections 3(a), and that Insperity has no obligation to pay the additional compensation, even though the payments may be processed through Insperity.

(b)

The Company will accelerate the vesting of your outstanding option awards by adding six (6) months to the actual period of service that you have completed with the Company as of the Separation Date, which results in the following vested options assuming you remain employed through June 30, 2021:

Issuing Company	Grant Number	Grant Date	# of Shares Granted	# of Shares Vested	Type of Option
Butterfly Network, Inc.	537-ISO	4/23/2020	46,723	6,811	Time-Based
Butterfly Network, Inc.	537-NQO	4/23/2020	472,426	68,894	Time-Based
Butterfly Network, Inc.	588	12/17/2020	500,000	129,787	Time-Based

You acknowledge that except for the Separation Benefits, your final wages, and any accrued but unused vacation (each of which shall be paid to you in accordance with Company’s regular payroll practices and applicable law), you are not entitled to any other compensation from Company or any of its affiliates, subsidiaries or divisions, without limitation, other wages, commissions, bonuses, vacation pay, holiday pay, equity, units, stock, stock options, carve out, paid time off or any other form of compensation or benefit.

4.

COBRA Benefits. Your coverage under the Company’s group health plans will terminate effective June 30, 2021.  Regardless of whether you sign the Agreement, you have the right to elect to continue your medical and dental benefits pursuant to the terms and conditions of COBRA. Your eligibility for benefits under COBRA, the amount of such benefits, and the terms and conditions of such benefits, shall be determined by COBRA statutory and regulatory guidelines.  Provided you timely elect to continue such coverage, the monthly premium due will be paid by Company from July 1, 2021 through September 30, 2021 pursuant to the provisions of the American Rescue Plan Act of 2021.  Thereafter you will be responsible for the cost of continuing your coverage.

5.

Unemployment Benefits. By virtue of your separation of employment, you shall be entitled to apply for unemployment benefits. The determination of your eligibility for such benefits (and the amount of benefits to which you may be entitled) shall be made by the appropriate state agency pursuant to applicable state law.  Company agrees that it shall not contest any claim for unemployment benefits by you.  Company, of course, shall not be required to falsify any information.

6.	Return of Property, Confidentiality, Non-Disparagement, and Related Matters. You expressly acknowledge and agree to the following:

(a)

You have returned to Company all documents (and any copies, duplicates, or replicas thereof), and property, including, without limitation, any laptop computer that was provided to you by Company or any of its affiliates, Company’s and their respective divisions, affiliates, parents, subsidiaries and related entities, and all of its and their owners, shareholders, partners, directors, officers, employees, trustees, agents, successors and assigns (collectively, the “Company Affiliates”) during your employment with the Company, and that you will abide by any and all common law and/or statutory obligations relating to protection and non-disclosure of Company’s and the Company Affiliates’ trade secrets and/or confidential and proprietary documents and information.

(b)

You agree that all information relating in any way to this Agreement, including the terms and amount of Separation Benefits provided for in this Agreement, shall be held confidential by you and shall not be publicized or disclosed to any person (other than an immediate family member, legal counsel or financial advisor, provided that you instruct any such individual to whom disclosure is made to keep the Agreement confidential, or to a government agency or court).  Likewise, the Company agrees that all information relating in any way to this Agreement, including the terms and amount of Separation Benefits provided for in this Agreement, shall be held confidential and shall not be publicized or disclosed to any person, provided that the Company may disclose this Agreement and its terms to its employees with a business or legal need to know, to its legal counsel and tax advisors, provided that any such individual to whom disclosure is instructed by the Company to keep the Agreement confidential), to a government agency or court, and as mandated by state or federal law, including without limitation, the U.S. Securities Act.

(c)

You previously executed a Non-Competition, Confidentiality and Intellectual Property Agreement dated (the “Restriction Agreement”).  The Restrictions Agreement remains in full force and effect and survives the termination of your employment with the Company.  You will honor and abide by the terms and provisions of the Restrictions Agreement.

(d)

You will not make any statements that are disparaging about, or adverse to, the interests or business of Company or any Company Affiliate (including their respective officers, directors, employees, and direct or indirect shareholders) including, without limitation, any statements that disparage any person, product, service, finances, financial condition, capability or any other aspect of the business of Company or any Company Affiliate (including its officers, directors, employees, and direct or indirect shareholders).  This restriction will not restrict your ability to testify truthfully under oath pursuant to subpoena or other legal process.

(e)

Your breach of any of the foregoing covenants by you shall constitute a material breach of this Agreement and shall relieve Company of any further obligations hereunder and, in addition to any other legal or equitable remedy available to Company and, subject to the Company obtaining a court order or judgment, the Company will be entitled to terminate or recover any Separation Benefits already provided to you pursuant to this Agreement and to terminate the Option.

7.	Your Release of Claims.

(a)

You hereby agree and acknowledge that by signing this Agreement and accepting the Separation Benefits, and for other good and valuable consideration provided for in this Agreement, you are waiving and releasing your right to assert any form of legal claim against Company and each of Insperity, their respective affiliates, parents, subsidiaries and related entities and all of the foregoing entities’ owners, shareholders, partners, directors, officers, employees, trustees, agents, successors and assigns (the “Company Parties”) whatsoever for any alleged action, inaction or circumstance existing or arising from the beginning of time through the Effective Date.  Your waiver and release herein is intended to bar any form of legal claim, charge, complaint or any other form of action (jointly referred to as “Claims”) against Company or any of the Company Parties seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys’ fees and any other costs) against Company or any Company Party, for any alleged action, inaction or circumstance existing or arising through the Effective Date. Without limiting the generality of the foregoing, you specifically waive and release Company and the Company Parties from any waivable claim arising from or related to your employment relationship with Company through the Effective Date including, without limitation:

(i)

Claims under any Connecticut or Massachusetts (or any other state) or federal discrimination, fair employment practices, or other employment related statute, regulation or executive order (as amended through the Effective Date), including but not limited to the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act (29 U.S.C. § 621 et seq.), the Civil Rights Acts of 1866 and 1871 and Title VII of the Civil Rights Act of 1964 and the Civil Rights Act of 1991 (42 U.S.C. § 2000e et seq.), the Equal Pay Act (29 U.S.C. § 201 et seq.), the Genetic Information Non-Discrimination Act (42 U.S.C. §2000ff et seq.), the Uniformed Services Employment and Reemployment Rights Act of 1994 (38 U.S.C. § 4301 et seq.), the Equal Pay Act (29 U.S.C. § 201 et seq.), the Lily Ledbetter Fair Pay Act, the Americans with Disabilities Act of 1990 (42 U.S.C. § 12101 et seq.), the Rehabilitation Act of 1973, the Connecticut Fair Employment Practices Act, the Connecticut Equal Pay for Equal Work statute, the Massachusetts Fair Employment Practices Statute, the Massachusetts Equal Rights Act, Massachusetts Civil Rights Act, the Massachusetts Wage Act, the Massachusetts Minimum Fair Wages Act, the Massachusetts Equal Pay Act and any other similar federal, state or local statute.

(ii)

Claims under any Connecticut or Massachusetts (or any other state) or federal employment related statute, regulation or executive order (as amended through the Effective Date) relating to wages, hours or any other terms and conditions of employment, including but not limited to the National Labor Relations Act (29 U.S.C. § 151 et seq.), the Family and Medical Leave Act (29 U.S.C. §2601 et seq.), the Employee Retirement Income Security Act of 1974 (29 U.S.C. § 1000 et seq.),

COBRA (29 U.S.C. § 1161 et seq.), the Worker Adjustment and Retraining Notification Act (29 U.S.C. § 2101 et seq.), the Massachusetts Paid Family and Medical Leave Act, the Connecticut Paid Family Leave Act, and any similar Connecticut, Massachusetts or other federal, state or local statute, and specifically including Claims related to salary, overtime, commissions, vacation pay, holiday pay, sick leave pay, dismissal pay, bonus pay, severance pay, or retaliation.

(iii)

Claims under any Connecticut or Massachusetts (or any other state) or federal common law theory, including, without limitation, wrongful discharge, breach of express or implied contract, breach of the implied covenant of good faith and fair dealing, privacy violations, invasion of privacy, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, wrongful termination in violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, fraudulent inducement, misrepresentation, deceit, fraud or negligence, rehire or reemployment rights or any claim to attorneys’ fees under any applicable statute or common law theory of recovery.

(iv)

Claims under any Connecticut or Massachusetts (or any other state) or federal statute, regulation, or executive order (as amended through the Effective Date) relating to whistleblower protections, violation of public policy, or any other form of retaliation or wrongful termination, including but not limited to the Sarbanes-Oxley Act of 2002, the Connecticut Whistleblower Protection Act and any similar Connecticut, Massachusetts or other federal, state or local statute.

(v)

Claims under any Company employment, compensation, bonus, benefit, stock option, incentive compensation, restricted stock, and/or equity plan, program, policy, practice, or agreement, including, without limitation, any equity award or plan, or employment agreement, including the Offer Letter between you and the Company dated as of February 29, 2020, as amended by letter agreement dated November 18, 2020 (the “Employment Agreement”), other than as such rights have been specifically preserved under this Agreement; or

(vii)	Any other Claim arising under other local, state, or federal law.
(b)	Notwithstanding the foregoing, this Section 4 does not:

(i)	Release Company or any Company Party from any obligation expressly set forth in this Agreement.

(ii)	Waive or release any rights you may have to vested benefits under the Company-sponsored employee benefit plans in which you participated, including the Company’s 401(k) plan.

(iii)	Waive or release any legal claims which you may not waive or release by law, including obligations under workers’ compensation laws.

(iv)	Prohibit you from (i) filing a charge with, or participating in or assisting with an investigation or proceeding conducted by, any governmental, regulatory and/or administrative entity or agency (including the Securities Exchange Commission, the Equal Employment Opportunity Commission, the Connecticut Commission of on Human Rights and Opportunities, Massachusetts Commission Against Discrimination, and/or OSHA); (ii) filing and, including as provided for under Section 21F of the Securities Exchange Act of 1934 (and Regulation 21F thereunder), maintaining the confidentiality of, a claim with a governmental, regulatory and/or administrative entity or agency that is responsible for enforcing a law; or (iii) providing truthful information to a governmental, regulatory and/or administrative entity or agency, law enforcement, or court, in response to compulsory legal process or as otherwise required by law or legal process or as permitted by Section 21F of the Securities Exchange Act of 1934 (or Regulation 21F thereunder); provided, however, you waive the right to recover any personal damages or other personal relief based on any claim, cause of action, demand, lawsuit or similar that is waived pursuant to this Agreement and brought by you or on your behalf by any third party, including as a member of any class or collective action, except that you do not waive any right to receive and fully retain any monetary award from a government-administered whistleblower award program for providing information to a government agency, including but not limited to damages or relief that may be available to you pursuant to such a program under the Securities Exchange Act of 1934.  You are not required to inform the Company that you have engaged in any of the activities described in this Section.

(c)

You understand and expressly agree that this Agreement extends to all claims of every nature and kind, known or unknown, suspected, or unsuspected, past, present, or future, arising from or attributable to any conduct of Company or any Company Party, whether set forth in any pleading or demand referred to in this Agreement or not. You acknowledge that you may later discover facts in addition to or different from those which you now believe to be true with respect to the matters released in this Agreement.  You, however, agree that you have taken that possibility into account in reaching this Agreement, and that the release in this Agreement will remain in effect as a full and complete release notwithstanding the discovery or existence of additional or different facts.

(d)	You acknowledge and agree that, but for providing this waiver and release, you would not be receiving the Separation Benefits provided to you under the terms of this Agreement.

8.

Waiver of Employment.  You hereby waive and release forever any right or rights you may have to employment with Company and its subsidiaries at any time in the future, and agree not to knowingly seek or make application for employment with Company or any affiliate thereof.

9.

Reference Requests.  To the extent Company receives any reference request for you from a prospective employer, Company shall only provide dates of employment and last position held, and shall not otherwise characterize or discuss the nature of or circumstances surrounding your separation from employment from Company.  Reference requests should be provided to Tim Trodden, Chief Human Resources Officer, or his designee at [email].

10.

Modification; Waiver; Severability.  No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the parties hereto. The failure of Company to seek enforcement of any provision of this Agreement in any instance or for any period of time shall not be construed as a waiver of such provision or of Company’s right to seek enforcement of such provision in the future.  The provisions of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full.

11.

Choice of Law and Venue; Jury Waiver.   This Agreement shall be deemed to have been made in Connecticut and shall be governed by and construed in accordance with the laws of Connecticut, without giving effect to conflict of law principles.  To the maximum extent permitted by law, each of you and the Company hereby waives and renounces in advance any right to a trial by jury in connection with such legal action.

12.

Entire Agreement. You acknowledge and agree that, other than the Restrictions Agreement, which are expressly incorporated herein by reference and stated as surviving the signing of this Agreement, this Agreement supersedes any and all prior or contemporaneous oral and written agreements between you and Company, and sets forth the entire agreement between you and Company.

13.

Tax Matters.  Company will withhold required federal, state, and local taxes from any and all payments contemplated by this Agreement.  Other than Company’s obligation and right to withhold, you will be responsible for any and all taxes, interest, and penalties that may be imposed with respect to the payments contemplated by this Agreement (including, but not limited to, those imposed under Section 409A of the Code (as defined below)). It is intended that payments and benefits made or provided to you under this Agreement shall comply with Section 409A of the Internal Revenue Code of 1986 (as amended) (the “Code”) or an exemption to Section 409A of the Code.  You acknowledge and agree, however, that the Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including, without limitation, to consequences related to Section 409A of the Code.  For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the exclusion under Section 409A of the Code for short-term deferral amounts, the separation pay exception or any other exception or exclusion under Section 409A of the Code.

14.

Knowing and Voluntary Agreement. By executing this Agreement, you are acknowledging that you have been afforded sufficient time to understand the terms and effects of this Agreement, that your agreements and obligations hereunder are made voluntarily, knowingly and without duress, and that neither Company nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement.

15.	ADEA Waiver. You understand and agrees that with respect to any possible claim arising under the Age Discrimination in Employment Act of 1967 (“ADEA”) you:
(a)

Have had the opportunity to consider this Agreement for a full twenty-one (21) calendar days before executing it (the “Review Period”), and if signing this Agreement before the end of the Review Period, you have voluntarily waived the remainder of the Review Period;

(b)	Have carefully read and fully understands all of the provisions of this Agreement;
(c)	Are, through this Agreement, releasing Company and all of the Company Parties from any and all claims you may have against them;

(d)	Knowingly and voluntarily agree to all of the terms set forth in this Agreement;
(e)	Knowingly and voluntarily intend to be legally bound by the terms of this Agreement;
(f)	Were advised and hereby are advised in writing to consider the terms of this Agreement and to consult with an attorney of your choice prior to executing this Agreement;
(g)	Understand that rights or claims under the ADEA that may arise due to acts or omissions that occur after the Effective Date are not waived.
(h)

Understand that you have a period of seven (7) calendar days after the date that you sign this Agreement to revoke your acceptance of the terms of this Agreement by actually completing delivery of (not merely dispatching) a written notification by e-mail to Tim Trodden, Chief Human Resources Officer at [email].

16.

Execution and Delivery.  Delivery of this Agreement by you to Company shall be effective provided that you may not sign and delivery this Agreement earlier than the Separation Date and that you sign and deliver this Agreement no later than July 21, 2021.  The executed Agreement should be delivered to the Company by scanning and then e-mailing it to Tim Trodden, Chief Human Resources Officer at [email].  You understand that you have seven (7) calendar days from the date you sign this Agreement to revoke your consent to this Agreement.  Any such revocation must be in writing and timely delivered by e-mail to the email address directly above.  If you revoke this Agreement, all of its provisions shall be void and unenforceable.  This Agreement shall become effective on the eighth day after you sign it, so long as you have not exercised your right to revoke it (such date, the “Effective Date”).

This Agreement may be signed on one or more copies, each of which when signed shall be deemed to be an original, and all of which together shall constitute one and the same Agreement.  If the foregoing correctly sets forth our understanding, please sign, date, and return the enclosed copy of this Agreement in accordance with Section 16 above.

Sincerely,

BUTTERFLY NETWORK, INC.

/s/ Tim Trodden
Tim Trodden
Chief Human Resources Officer

Agreed and Acknowledged:

/s/ David M. Perri
David Perri

Date:	07/28/2021